Exhibit 5.1

400 Berwyn Park

899 Cassatt Road

Berwyn, PA  19312-1183

610.640.7800

Fax 610.640.7835

October 31, 2013

Gaming and Leisure Properties, Inc.

825 Berkshire Blvd.

Wyomissing, PA 19610

Re:                          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Gaming and Leisure Properties, Inc., a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the registration of 15,366,961 shares of the common stock, par value $0.01 per share, of the Company (the “Shares”), issuable by the Company pursuant to awards granted or available for grant under the Company’s 2013 Long Term Incentive Compensation Plan (the “Plan”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement (including all amendments thereto) as filed with the Commission, (ii) the Company’s Amended and Restated Articles of Incorporation, as amended to date, (iii) the Company’s Amended and Restated Bylaws, as amended to date, (iv) the Plan and (v) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.  As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the Commonwealth of Pennsylvania, including statutory provisions and all applicable provisions of the Constitution of the Commonwealth of Pennsylvania and reported judicial decisions interpreting such laws of the Commonwealth of Pennsylvania, and the federal laws of the United States of America.

Based upon and subject to the forgoing, we are of the opinion that when issued and paid for in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP